AMENDMENT NO. 2 TO AMENDED AND RESTATED DEPOSIT AGREEMENT
AMENDMENT NO. 2 dated as of May 30, 2025 (the “Amendment”) to the Amended and Restated Deposit Agreement dated as of October 1, 2014, as amended by Amendment No. 1, dated as of September 3, 2015 (the “Deposit Agreement”), among (i) James Hardie Industries plc, a company incorporated under the laws of Ireland, and its successors (the “Company”), (ii) Deutsche Bank Trust Company Americas, an indirect wholly owned subsidiary of Deutsche Bank A.G., acting in its capacity as depositary, and any successor depositary thereunder (the “Depositary”), and (iii) all Holders and Beneficial Owners of American Depositary Shares evidenced by American Depositary Receipts issued thereunder.
W I T N E S S E T H:
WHEREAS, the Company and the Depositary executed the Deposit Agreement for the purposes set forth therein; and
WHEREAS, pursuant to Section 6.1 of the Deposit Agreement, the Company and the Depositary desire to amend certain terms of the Deposit Agreement and the Receipts.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree to amend the Deposit Agreement and the Receipts, effective as of the Effective Date, as defined in Section 5.01 hereof, as follows:
ARTICLE I

DEFINITIONS
SECTION 1.01. Definitions.  Unless otherwise defined in this Amendment, all capitalized terms used, but not otherwise defined, herein shall have the meaning given to such terms in the Deposit Agreement.

ARTICLE II

AMENDMENTS TO DEPOSIT AGREEMENT
SECTION 2.01. All references in the Deposit Agreement and the Receipts to the term “Deposit Agreement” shall, as of the Effective Date, refer to the Deposit Agreement, as amended by this Amendment.  All references in the Deposit Agreement to the “Receipts” or form of American Depositary Receipt set out in Exhibit A thereto shall, as of the Effective Date, refer to the Receipts as amended by this Amendment.
SECTION 2.02. As of the Effective Date, Section 1.19 of the Deposit Agreement is amended and restated in its entirety as follows:
SECTION 1.19 “Deposited Securities” as of any time shall mean CUFS at such time deposited or deemed to be deposited under this Deposit Agreement and any and all other securities, property and cash received or deemed to be received by the Depositary or the Custodian in respect thereof and held hereunder, subject, in the case of cash, to the provisions of Section 4.6.  The collateral delivered in connection with Pre-Release Transactions described in Section 2.10 hereof shall not constitute Deposited Securities.  For the purposes of Section 6.2 only, “Deposited Securities” shall be deemed to include the Shares underlying CUFS, to the extent delivery of such Shares is expressly permitted under that section.
SECTION 2.03. As of the Effective Date, Section 6.2 of the Deposit Agreement is amended and restated in its entirety as follows:
SECTION 6.2 Termination.  This Deposit Agreement shall terminate on July 1, 2025, subject to any rescission of such termination as provided herein; provided that the Depositary shall be reimbursed for any amounts, fees, costs or expenses owed to it in accordance with the terms of this Deposit Agreement and in accordance with any other agreements as otherwise agreed in writing between the Company and the Depositary from time to time, before such termination shall take effect; provided further that such termination shall be rescinded if the Company so directs the Depositary in writing prior to such date (such direction, a “Rescission Instruction”), in which event the Depositary shall give notice of such rescission to the Holders of all Receipts then outstanding, and, if such Rescission Instruction fixes a new date for the termination of this Deposit Agreement, such notice shall include such new termination date, and this Deposit Agreement shall terminate on such new termination date (subject to any further Rescission Instruction).  If any Rescission Instruction does not fix a new date for the termination of this Deposit Agreement, then the Depositary shall, at any time thereafter at the written direction of the Company, terminate this Deposit Agreement by mailing notice of such termination to the Holders of all Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination, provided that, the Depositary shall be reimbursed for any amounts, fees, costs or expenses owed to it in accordance with the terms of this Deposit Agreement and in accordance with any other agreements as otherwise agreed in writing between the Company and the Depositary from time to time, before such termination shall take effect.  If 90 days shall have expired after (i) the Depositary shall have delivered to the Company a written notice of its election to resign, or (ii) the Company shall have delivered to the Depositary a written notice of the removal of the Depositary, and in either case a successor depositary shall not have been appointed and accepted its appointment as provided in Section 5.4, the Depositary may terminate this Deposit Agreement by mailing notice of such termination to the Holders of all Receipts then outstanding at least 30 days prior to the date fixed for such termination.  On and after the date of termination of this Deposit Agreement, the Holder will, upon surrender of such Receipt at the Principal Office of the Depositary, upon the payment of the charges of the Depositary for the surrender of Receipts referred to in Section 2.6 and subject to the conditions and restrictions therein set forth, and upon payment of any applicable taxes and/or governmental charges, be entitled to Delivery, to him or upon his order, of the amount of Deposited Securities represented by such Receipt, or upon instruction by the Company, the corresponding amount of the Shares underlying such Deposited Securities, provided that at the time of the Delivery such Shares are listed (or approved for listing, subject to official notice of issuance) or traded on a recognized securities exchange in the United States.  If any Receipts shall remain outstanding after the date of termination of this Deposit Agreement, the Registrar thereafter shall discontinue the registration of transfers of Receipts, and the Depositary shall suspend the distribution of dividends to the Holders thereof, and shall not give any further notices or perform any further acts under this Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights or other property as provided in this Deposit Agreement, and shall continue to Deliver Deposited Securities or Shares underlying such Deposited Securities, subject to the conditions and restrictions set forth in Section 2.6, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Receipts surrendered to the Depositary (after deducting, or charging, as the case may be, in each case, the charges of the Depositary for the surrender of a Receipt, any expenses for the account of the Holder in accordance with the terms and conditions of this Deposit Agreement and any applicable taxes and/or governmental charges or assessments).  At any time after the expiration of 30 days from the date of termination of this Deposit Agreement, the Depositary may sell the Deposited Securities or the Shares then held hereunder and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it hereunder, in an unsegregated account, without liability for interest for the pro rata benefit of the Holders of Receipts whose Receipts have not theretofore been surrendered.  After making such sale, the Depositary shall be discharged from all obligations under this Deposit Agreement with respect to the Receipts, the CUFS and the Shares, Deposited Securities and American Depositary Shares, except to account for such net proceeds and other cash (after deducting, or charging, as the case may be, in each case, the charges of the Depositary for the surrender of a Receipt, any expenses for the account of the Holder in accordance with the terms and conditions of this Deposit Agreement and any applicable taxes and/or governmental charges or assessments).  Upon the termination of this Deposit Agreement, the Company shall be discharged from all obligations under this Deposit Agreement except for its obligations to the Depositary hereunder.  The obligations under the terms of the Deposit Agreement and Receipts of Holders and Beneficial Owners of ADSs outstanding as of the effective date of any termination shall survive such effective date of termination and shall be discharged only when the applicable ADSs are presented by their Holders to the Depositary for cancellation under the terms of the Deposit Agreement and the Holders have each satisfied any and all of their obligations hereunder (including, but not limited to, any payment and/or reimbursement obligations which relate to prior to the effective date of termination but which payment and/or reimbursement is claimed after such effective date of termination).
SECTION 2.04. All references in the Deposit Agreement to “60 Wall Street, New York, New York 10005, U.S.A.” are amended to “1 Columbus Circle, New York, New York 10019, U.S.A.”
ARTICLE III

AMENDMENTS TO THE FORM OF RECEIPT AND TO OUTSTANDING RECEIPTS
SECTION 3.01. The form of Receipt and all outstanding Receipts (including, without limitation, the terms of each outstanding American Depositary Share) are amended and restated to read as set forth in Exhibit A hereto as of the Effective Date.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Representations and Warranties of the Company.  The Company represents and warrants to, and agrees with, the Depositary and the Holders and Beneficial Owners, that:
(a) this Amendment, when executed and delivered by the Company, and the Deposit Agreement, as amended by this Amendment, will be, and the Deposit Agreement previously entered into was, respectively, duly and validly authorized, executed and delivered by the Company, and each constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and
(b) in order to ensure the legality, validity, enforceability or admissibility into evidence of this Amendment or the Deposit Agreement, as amended hereby, and any other document furnished hereunder or thereunder in Ireland, neither of such agreements need to be filed or recorded with any court or other authority in Ireland.
SECTION 4.02. Representations and Warranties of the Depositary.  The Depositary represents and warrants to the Company that this Amendment, when executed and delivered by Depositary, and the Deposit Agreement, as amended by this Amendment, will be, and the Deposit Agreement previously entered into was, respectively, duly and validly authorized, executed and delivered by the Depositary, and each constitutes the legal, valid and binding obligation of the Depositary, enforceable against the Depositary in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

ARTICLE V

MISCELLANEOUS
SECTION 5.01. Effective Date.  This Amendment is dated as of the date set forth above and shall be effective on June 30, 2025, 30 days after notice of the amendments provided for herein shall have been given to the Holders (the “Effective Date”).
From and after the Effective Date, all references to the Deposit Agreement and Receipts shall be deemed to be references to the Deposit Agreement and Receipts as amended by this Amendment.
SECTION 5.02. Outstanding Receipts.  Receipts issued prior to the date hereof, which do not reflect the changes to the form of Receipt effected hereby, do not need to be called in for exchange and may remain outstanding until such time as the Holders thereof choose to surrender them for any reason under the Deposit Agreement, as amended by this Amendment.  The Depositary is authorized and directed to take any and all actions deemed necessary to effect the foregoing.
Holders and Beneficial Owners of American Depositary Shares issued pursuant to the Deposit Agreement issued prior to the date hereof and outstanding as of the date hereof, shall, from and after the date hereof, be deemed owners and Holders of American Depositary Shares issued pursuant and be subject to all of the terms and conditions of the Deposit Agreement, as amended by this Amendment, in all respects.
SECTION 5.03. Indemnification.  The parties hereto accept and shall be entitled to the benefits of the indemnification provisions of Section 5.8 of the Deposit Agreement in connection with any and all liability it or they may incur as a result of the terms of this Amendment and the transactions contemplated herein.
SECTION 5.04. Governing Law.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY NEW YORK LAW.
SECTION 5.05. Counterparts.  This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
[Signature page follows.]

IN WITNESS WHEREOF, the Company and the Depositary have caused this Amendment to be executed by representatives hereunto duly authorized as of the date set forth above.
JAMES HARDIE INDUSTRIES PLC

By:	/s/ Aaron Erter
	Name:	Aaron Erter
	Title:	Chief Executive Officer

DEUTSCHE BANK TRUST COMPANY AMERICAS, as the Depositary

By:	/s/ Michael Tompkins
	Name:	Michael Tompkins
	Title:	Director

By:	/s/ Michael Curran
	Name:	Michael Curran
	Title:	Vice President

Exhibit A
Number	CUSIP
American Depositary Shares (Each American Depositary Share representing One CUFS)
EXHIBIT A
[FORM OF FACE OF RECEIPT]
AMERICAN DEPOSITARY RECEIPT
FOR
AMERICAN DEPOSITARY SHARES
representing
CHESS UNITS OF FOREIGN SECURITIES
REPRESENTING ORDINARY SHARES
of
JAMES HARDIE INDUSTRIES PLC
(incorporated under the laws of Ireland)
DEUTSCHE BANK TRUST COMPANY AMERICAS, as depositary (herein called the “Depositary”), hereby certifies that  is the owner of   American Depositary Shares (hereinafter “ADSs” or “American Depositary Shares”), representing deposited CHESS Units of Foreign Securities (herein called “CUFS”) representing ordinary shares (“Shares”), including evidence of rights to receive such CUFS or Shares of James Hardie Industries plc (the “Company”), a company incorporated under the laws of Ireland (the “Company”).  As of the date of the Deposit Agreement (hereinafter referred to), each ADS represents one CUFS deposited under the Deposit Agreement with the Custodian which at the date of execution of the Deposit Agreement (defined below) is National Nominees Limited (the “Custodian”).  The ratio of ADSs to CUFS is subject to subsequent amendment as provided in Article VI of the Deposit Agreement.  The Depositary’s Principal Office is located at 1 Columbus Circle, New York, New York 10019, U.S.A.
(1) The Deposit Agreement.  This American Depositary Receipt is one of an issue of American Depositary Receipts (“Receipts”), all issued and to be issued upon the terms and conditions set forth in the Amended and Restated Deposit Agreement, dated as of October 1, 2014 (as amended from time to time, the “Deposit Agreement”), by and among the Company, the Depositary, and all Holders and Beneficial Owners from time to time of Receipts issued thereunder, each of whom by accepting a Receipt agrees to become a party thereto and becomes bound by all the terms and conditions thereof.  The Deposit Agreement sets forth the rights and obligations of Holders and Beneficial Owners of Receipts and the rights and duties of the Depositary in respect of the CUFS deposited thereunder and any and all other securities, property and cash from time to time, received in respect of such CUFS and held thereunder (such CUFS, other securities, property and cash are herein called “Deposited Securities”).  For the purposes of Article (21) hereof only, “Deposited Securities” shall be deemed to include the Shares underlying CUFS, to the extent delivery of such Shares is expressly permitted under that article.  Copies of the Deposit Agreement are on file at the Principal Office of the Depositary and the Custodian.
Each owner and each Beneficial Owner, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the Deposit Agreement, shall be deemed for all purposes to (a) be a party to and bound by the terms of the Deposit Agreement and applicable ADR(s), and (b) appoint the Depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the Deposit Agreement and applicable ADR(s), to adopt any and all procedures necessary to comply with applicable law and to take such action as the Depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the Deposit Agreement and the applicable ADR(s), the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.
The statements made on the face and reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and the Company’s constituent documents (as in effect on the date of the Deposit Agreement) and are qualified by and subject to the detailed provisions of the Deposit Agreement, to which reference is hereby made.  All capitalized terms used herein which are not otherwise defined herein shall have the meanings ascribed thereto in the Deposit Agreement.  To the extent there is any inconsistency between the terms of this Receipt and the terms of the Deposit Agreement, the terms of the Deposit Agreement shall prevail.  Prospective and actual Holders and Beneficial Owners are encouraged to read the terms of the Deposit Agreement.  The Depositary makes no representation or warranty as to the validity or worth of the Deposited Securities.  The Depositary has made arrangements for the acceptance of the ADSs into DTC.  Each Beneficial Owner of ADSs held through DTC must rely on the procedures of DTC and the DTC Participants to exercise and be entitled to any rights attributable to such ADSs.  The Receipt evidencing the ADSs held through DTC will be registered in the name of a nominee of DTC.  So long as the ADSs are held through DTC or unless otherwise required by law, ownership of beneficial interests in the Receipt registered in the name of DTC (or its nominee) will be shown on, and transfers of such ownership will be effected only through, records maintained by (i) DTC (or its nominee), or (ii) DTC Participants (or their nominees).
(2) Surrender of Receipts and Withdrawal of Deposited Securities.  Upon surrender, at the Principal Office of the Depositary, of American Depositary Shares for the purpose of withdrawal of the Deposited Securities represented thereby, and upon payment of (i) the fees and charges of the Depositary for the making of withdrawals of Deposited Securities and cancellation of Receipts (as set forth in Article (9) hereof and Section 5.9 of the Deposit Agreement) and (ii) all applicable taxes and/or governmental charges payable in connection with such surrender and withdrawal, and subject to the terms and conditions of the Deposit Agreement, the Company’s constituent documents, the requirements of the CUFS Depositary, Section 7.8 of the Deposit Agreement, Article (22) of this Receipt and any other provisions of or governing the Deposited Securities and other applicable laws, the Holder shall be entitled to Delivery, to him or upon his order, of the Deposited Securities at the time represented by the American Depositary Shares so surrendered.  American Depositary Shares may be surrendered for the purpose of withdrawing Deposited Securities by Delivery of a Receipt evidencing such American Depositary Shares (if held in certificated form) or by book-entry Delivery of such American Depositary Shares to the Depositary.
A Receipt surrendered for such purposes shall, if so required by the Depositary, be properly endorsed in blank or accompanied by proper instruments of transfer in blank, and if the Depositary so requires, the Holder thereof shall execute and deliver to the Depositary a written order directing the Depositary to cause the Deposited Securities being withdrawn to be Delivered to or upon the written order of a person or persons designated in such order.  Thereupon, the Depositary shall direct the Custodian to Deliver (without unreasonable delay) at the designated office of the Custodian or through a book entry Delivery of the CUFS (in either case, subject to Sections 2.7, 3.1, 3.2, 5.9 of the Deposit Agreement, and to the other terms and conditions of the Deposit Agreement, to the Company’s constituent documents, to the provisions of or governing the Deposited Securities and to applicable laws, now or hereafter in effect) to or upon the written order of the person or persons designated in the order delivered to the Depositary as provided above, the Deposited Securities represented by such American Depositary Shares, together with any certificate or other proper documents of or relating to title of the Deposited Securities as may be legally required, as the case may be, to or for the account of such person.
The Depositary may, in its discretion, refuse to accept for surrender a number of American Depositary Shares representing a number other than a whole number of CUFS.  In the case of surrender of a Receipt evidencing a number of American Depositary Shares representing other than a whole number of CUFS, the Depositary shall cause ownership of the appropriate whole number of CUFS to be Delivered in accordance with the terms of the Deposit Agreement and hereof, and shall, at the discretion of the Depositary, either (i) issue and Deliver to the person surrendering such Receipt a new Receipt evidencing American Depositary Shares representing any remaining fractional CUFS, or (ii) sell or cause to be sold the fractional CUFS represented by the Receipt surrendered and remit the proceeds of such sale (net of (a) applicable fees and charges of, and expenses incurred by, the Depositary and (b) taxes and governmental charges) to the person surrendering the Receipt.
At the request, risk and expense of any Holder so surrendering a Receipt, and for the account of such Holder, the Depositary shall direct the Custodian to forward (to the extent permitted by law) any cash or other property (other than securities) held in respect of, and any certificate or certificates (if any) and other proper documents of or relating to title to, the Deposited Securities represented by such Receipt to the Depositary for Delivery at the Principal Office of the Depositary, and for further Delivery to such Holder.  Such direction shall be given by letter or, at the request, risk and expense of such Holder, by cable, telex, electronic or facsimile transmission.  Upon receipt by the Depositary, the Depositary may make delivery to such person or persons entitled thereto at the Principal Office of the Depositary of any dividends or cash distributions with respect to the Deposited Securities represented by such American Depositary Shares, or of any proceeds of sale of any dividends, distributions or rights, which may at the time be held by the Depositary.
(3) Transfers, Split-Ups and Combinations of Receipts.  Subject to the terms and conditions of the Deposit Agreement, the Depositary or, if a Registrar (other than the Depositary) for the Receipts shall have been appointed, the Registrar shall register transfers of Receipts on its books, upon surrender at the Principal Office of the Depositary of a Receipt by the Holder thereof in person or by duly authorized attorney, properly endorsed (in the case of a certificated Receipt) or accompanied by, or in the case of DRS/Profile Receipts receipt by the Depositary of, proper instruments of transfer (including signature guarantees in accordance with standard industry practice) and duly stamped as may be required by the laws of the State of New York and of the United States of America and of any other applicable jurisdiction.  Subject to the terms and conditions of the Deposit Agreement, including payment of the applicable fees and charges of the Depositary, the Depositary shall execute a new Receipt or Receipts (and, if necessary, cause the Registrar to countersign such Receipt(s)) and deliver the same to or upon the order of the person entitled to such Receipts evidencing the same aggregate number of ADSs as those evidenced by the Receipts surrendered.  Upon surrender of a Receipt or Receipts for the purpose of effecting a split-up or combination of such Receipt or Receipts upon payment of the applicable fees and charges of the Depositary, and subject to the terms and conditions of the Deposit Agreement, the Depositary shall execute and deliver a new Receipt or Receipts for any authorized number of ADSs requested, evidencing the same aggregate number of ADSs as the Receipt or Receipts surrendered.
(4) Pre-Conditions to Registration, Transfer, Etc.  As a condition precedent to the execution and Delivery, registration, registration of transfer, split-up, subdivision combination or surrender of any Receipt, the delivery of any distribution thereon or withdrawal of any Deposited Securities, the Depositary or the Custodian may require (i) payment from the depositor of CUFS or presenter of the Receipt of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to CUFS being deposited or withdrawn) and payment of any applicable fees and charges of the Depositary as provided in Article (9) hereof and Section 5.9 of the Deposit Agreement, (ii) the production of proof satisfactory to it as to the identity and genuineness of any signature or any other matter contemplated by Section 3.1 of the Deposit Agreement and (iii) compliance with (A) any laws or governmental regulations relating to the execution and Delivery of Receipts or American Depositary Shares or to the withdrawal or Delivery of Deposited Securities and (B) such reasonable regulations and procedures as the Depositary may establish consistent with the provisions of the Deposit Agreement and applicable law.
The issuance of ADSs against deposits of CUFS generally or against deposits of particular CUFS may be suspended, or the issuance of ADSs against the deposit of particular CUFS may be withheld, or the registration of transfer of Receipts in particular instances may be refused, or the registration of transfers of Receipts generally may be suspended, during any period when the transfer books of the Depositary are closed or if any such action is deemed necessary or advisable by the Depositary or the Company, in good faith, at any time or from time to time because of any requirement of law, any government or governmental body or commission or any securities exchange on which the Receipts or CUFS are listed, or under any provision of the Deposit Agreement or provisions of, or governing, the Deposited Securities, or any meeting of shareholders of the Company or for any other reason, subject in all cases to Article (22) hereof.
(5) Compliance With Information Requests.  Notwithstanding any other provision of the Deposit Agreement, the constituent documents of the Company and applicable law, each Holder and Beneficial Owner agrees to (a) provide such information as the Company or the Depositary may request pursuant to law (including, without limitation, relevant Irish law, Australian law, any applicable law of the United States, the constituent documents of the Company, any resolutions of the Company’s Board of Directors adopted pursuant to such constituent documents, the requirements of any markets or exchanges upon which the CUFS, ADSs or Receipts are listed or traded, the terms of the CHESS Depositary or to any requirements of any electronic book-entry system by which the ADSs or Receipts may be transferred), regarding the capacity in which they own or owned Receipts, the identity of any other persons then or previously interested in such Receipts and the nature of such interest, and any other applicable matters, and (b) be bound by and subject to applicable provisions of the laws of Ireland, the constituent documents of the Company and the requirements of any markets or exchanges upon which the ADSs, Receipts or CUFS are listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, Receipts or CUFS may be transferred, to the same extent as if such Holder and Beneficial Owner held CUFS directly, in each case irrespective of whether or not they are Holders or Beneficial Owners at the time such request is made and (c) without limiting the generality of the foregoing, comply with all applicable provisions of Irish law, the rules and requirements of any stock exchange on which the CUFS are, or will be registered, traded or listed and the Company’s constituent documents regarding any such Holder or Beneficial Owner’s interest in CUFS (including the aggregate of ADSs and CUFS held by each such Holder or Beneficial Owner) and/or the disclosure of interests therein, whether or not the same may be enforceable against such Holder or Beneficial Owner.  Each Holder and Beneficial Owner of ADSs further agrees to furnish the Company and the Depositary with any such notification made in accordance with this Article (5) and to comply with requests for information from the Company or the Depositary pursuant to the laws of Ireland, the rules and requirements of any stock exchange on which the CUFS are, or will be registered, traded or listed, and the Company’s constituent documents, whether or not they are Holders and/or Beneficial Owners at the time of such request.  The Depositary agrees to use its reasonable efforts to forward upon the request of the Company, and at the Company’s expense, any such request from the Company to the Holders and to forward to the Company any such responses to such requests received by the Depositary.
(6) Liability of Holder for Taxes, Duties and Other Charges.  If any present or future tax or other governmental charge shall become payable by the Depositary or the Custodian with respect to any CUFS (or the Shares represented thereby), Deposited Securities, Receipts or ADSs, such tax or other governmental charge shall be payable by the Holders and Beneficial Owners to the Depositary and such Holders and Beneficial Owners shall be deemed liable therefor.  The Company, the Custodian and/or the Depositary may withhold or deduct from any distributions made in respect of Deposited Securities and may sell for the account of a Holder and/or Beneficial Owner any or all of the Deposited Securities and apply such distributions and sale proceeds in payment of such taxes (including applicable interest and penalties) or charges, with the Holder and the Beneficial Owner remaining fully liable for any deficiency.  In addition to any other remedies available to it, the Depositary and the Custodian may refuse the deposit of CUFS, and the Depositary may refuse to issue ADSs, to Deliver ADRs, register the transfer, split-up or combination of ADRs and (subject to Article (22) hereof) the withdrawal of Deposited Securities, until payment in full of such tax, charge, penalty or interest is received.
Every Holder and Beneficial Owner agrees to, and shall, indemnify the Depositary, the Company, the Custodian and each and every of their respective officers, directors, employees, agents and Affiliates against, and hold each of them harmless from, any claims with respect to taxes, additions to tax (including applicable interest and penalties thereon) arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for or by such Holder and/or Beneficial Owner.  The obligations of Holders and Beneficial Owners of Receipts under this Article (6) shall survive any transfer of Receipts, any surrender of Receipts and withdrawal of Deposited Securities, or the termination of the Deposit Agreement.
Holders understand that in converting Foreign Currency, amounts received on conversion are calculated at a rate which may exceed the number of decimal places used by the Depositary to report distribution rates (which in any case will not be less than two decimal places).  Any excess amount may be retained by the Depositary as an additional cost of conversion, irrespective of any other fees and expenses payable or owing hereunder and shall not be subject to escheatment.
(7) Representations and Warranties of Depositors.  Each person depositing CUFS under the Deposit Agreement shall be deemed thereby to represent and warrant that (i) such CUFS and the certificates (if any) therefor are duly authorized, validly issued, fully paid, non-assessable and were legally obtained by such person, (ii) all preemptive (and similar) rights, if any, with respect to such CUFS (and the Shares represented thereby) have been validly waived or exercised, (iii) the person making such deposit is duly authorized so to do, (iv) the CUFS (and the Shares represented thereby) presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the American Depositary Shares issuable upon such deposit will not be, Restricted Securities and (v) the CUFS (and the Shares represented thereby) presented for deposit have not been stripped of any rights or entitlements.  Such representations and warranties shall survive the deposit and withdrawal of CUFS, the issuance and cancellation of American Depositary Shares in respect thereof and the transfer of such American Depositary Shares.  If any such representations or warranties are false in any way, the Company and the Depositary shall be authorized, at the cost and expense of the person depositing CUFS, to take any and all actions necessary to correct the consequences thereof.
(8) Filing Proofs, Certificates and Other Information.  Any person presenting Shares for deposit, any Holder and any Beneficial Owner may be required, and every Holder and Beneficial Owner agrees, from time to time to provide to the Depositary or the Custodian such proof of citizenship or residence, taxpayer status, payment of all applicable taxes or other governmental charges, exchange control approval, information relating to the registration on the CHESS Subregister if applicable, legal or beneficial ownership of ADSs and Deposited Securities, compliance with applicable laws and the terms of the Deposit Agreement and the provisions of, or governing, the Deposited Securities or other information; to execute such certifications and to make such representations and warranties, and to provide such other information and documentation, in all cases as the Depositary may deem necessary or proper or as the Company may reasonably require by written request to the Depositary consistent with its obligations hereunder.  The Depositary and the Registrar, as applicable, may withhold the execution or Delivery or registration of transfer of any Receipt or the distribution or sale of any dividend or distribution of rights or of the proceeds thereof, or to the extent not limited by the terms of Article (22) hereof, the Delivery of any Deposited Securities, until such proof or other information is filed or such certifications are executed, or such representations and warranties are made, or such other documentation or information provided, in each case to the Depositary’s and the Company’s satisfaction.  The Depositary shall from time to time on the written request advise the Company of the availability of any such proofs, certificates or other information and shall, at the Company’s sole expense, provide or otherwise make available copies thereof to the Company upon written request therefor by the Company, unless such disclosure is prohibited by law.  Each Holder and Beneficial Owner agrees to provide any information requested by the Company or the Depositary pursuant to this paragraph.  Nothing herein shall obligate the Depositary to (i) obtain any information for the Company if not provided by the Holders or Beneficial Owners or (ii) verify or vouch for the accuracy of the information so provided by the Holders or Beneficial Owners.
(9) Charges of Depositary.  The Depositary shall charge the following fees for the services performed under the terms of the Deposit Agreement; provided, however, that no fees shall be payable upon distribution of cash dividends so long as the charging of such fee is prohibited by the exchange, if any, upon which the ADSs are listed:
(i) to any person to whom ADSs are issued or to any person to whom a distribution is made in respect of ADS distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash), a fee not in excess of U.S. $ 5.00 per 100 ADSs (or fraction thereof) so issued under the terms of the Deposit Agreement to be determined by the Depositary;
(ii) to any person surrendering ADSs for cancellation and withdrawal of Deposited Securities including, inter alia, cash distributions made pursuant to a cancellation or withdrawal, a fee not in excess of U.S. $ 5.00 per 100 ADSs (or fraction thereof) so surrendered;
(iii) to any holder of ADSs (including, without limitation, Holders), a fee not in excess of U.S. $ 5.00 per 100 ADSs held for the distribution of cash dividends;
(iv) to any holder of ADSs (including, without limitation, Holders), a fee not in excess of U.S. $ 5.00 per 100 ADSs held for the distribution of cash entitlements (other than cash dividends) and/or cash proceeds, including proceeds from the sale of rights, securities and other entitlements;
(v) to any holder of ADSs (including, without limitation, Holders), a fee not in excess of U.S. $ 5.00 per 100 ADSs (or portion thereof) issued upon the exercise of rights; and
(vi) for the operation and maintenance costs in administering the ADSs an annual fee of U.S. $ 5.00 per 100 ADSs, such fee to be assessed against Holders of record as of the date or dates set by the Depositary as it sees fit and collected at the sole discretion of the Depositary by billing such Holders for such fee or by deducting such fee from one or more cash dividends or other cash distributions.
In addition, Holders, Beneficial Owners, persons depositing CUFS for deposit and persons surrendering ADSs for cancellation and withdrawal of Deposited Securities will be required to pay the following charges:
(i)	taxes (including applicable interest and penalties) and other governmental charges;
(ii) such registration fees as may from time to time be in effect for the registration of transfers of CUFS generally on the CHESS Subregister and applicable to transfers of CUFS to or from the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals hereunder, respectively;
(iii) such cable, telex, facsimile and electronic transmission and delivery expenses as are expressly provided in the Deposit Agreement to be at the expense of the person depositing or withdrawing Shares or Holders and Beneficial Owners of ADSs;
(iv) the expenses and charges incurred by the Depositary in the conversion of Foreign Currency;
(v) such fees and expenses as are incurred by the Depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to CUFS, Shares, Deposited Securities, ADSs and ADRs;
(vi) the fees and expenses incurred by the Depositary in connection with the delivery of Deposited Securities, including any fees of a central depository for securities in the local market, where applicable; and
(vii) any additional fees, charges, costs or expenses that may be incurred from time to time by the Depositary and/or any of the Depositary’s agents, including the Custodian, and/or agents of the Depositary’s agents in connection with the servicing of CUFS, Shares, Deposited Securities and/or American Depositary Shares (such fees, charges, costs or expenses to be assessed against Holders of record as at the date or dates set by the Depositary as it sees fit and collected at the sole discretion of the Depositary by billing such Holders for such fee or by deducting such fee from one or more cash dividends or other cash distributions).
Any other charges and expenses of the Depositary under the Deposit Agreement will be paid by the Company upon agreement between the Depositary and the Company.  All fees and charges may, at any time and from time to time, be changed by agreement between the Depositary and Company but, in the case of fees and charges payable by Holders or Beneficial Owners, only in the manner contemplated by Article (20) of this Receipt.
(10) Title to Receipts.  It is a condition of this Receipt and every successive Holder and Beneficial Owner of this Receipt by accepting or holding the same consents and agrees, that title to this Receipt (and to each ADS evidenced hereby) is transferable by delivery of the Receipt, provided it has been properly endorsed or accompanied by proper instruments of transfer, such Receipt being a certificated security under the laws of the State of New York.  Notwithstanding any notice to the contrary, the Depositary may deem and treat the Holder of this Receipt (that is, the person in whose name this Receipt is registered on the books of the Depositary) as the absolute owner hereof for the purpose of determining the person entitled to distributions of dividends or other distributions or to any notice provided for in the Deposit Agreement and for all other purposes.  Neither the Depositary nor the Company shall have any obligation or be subject to any liability under the Deposit Agreement or this Receipt to any holder of this Receipt unless such holder is the Holder of this Receipt registered on the books of the Depositary.
(11) Validity of Receipt.  This Receipt shall not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose, unless this Receipt has been (i) dated, (ii) signed by the manual or facsimile signature of a duly authorized signatory of the Depositary.  Receipts bearing the manual or facsimile signature of a duly-authorized signatory of the Depositary who was at any time a proper signatory of the Depositary shall bind the Depositary, notwithstanding the fact that such signatory has ceased to hold such office prior to the execution and delivery of such Receipt by the Depositary or did not hold such office on the date of issuance of such Receipts.
(12) Available Information; Reports; Inspection of Transfer Books.  The Company is subject to the periodic reporting requirements of the Exchange Act and accordingly files certain information with the Commission.  These reports and documents can be inspected and copied at the public reference facilities maintained by the Commission located at the date of the Deposit Agreement at 100 F Street, N.E., Washington, D.C. 20549.
The Depositary shall make available during normal business hours on any Business Day for inspection by Holders at its Principal Office any reports and communications, including any proxy soliciting materials, received from the Company which are both (a) received by the Depositary, the Custodian, or the nominee of either of them as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Company.
The Depositary or the Registrar, as applicable, shall keep books for the registration of Receipts and transfers of Receipts which at all reasonable times shall be open for inspection by the Company and by the Holders of such Receipts, provided that such inspection shall not be, to the Depositary’s or the Registrar’s knowledge, for the purpose of communicating with Holders of such Receipts in the interest of a business or object other than the business of the Company or other than a matter related to the Deposit Agreement or the Receipts.

The Depositary or the Registrar, as applicable, may close the transfer books with respect to the Receipts, at any time or from time to time, when deemed necessary or advisable by it in connection with the performance of its duties hereunder, subject, in all cases, to Article (22) hereof.

Dated:	DEUTSCHE BANK TRUST COMPANY AMERICAS, as Depositary

By:
Vice President

The address of the Principal Office of the Depositary is 1 Columbus Circle, New York, New York 10019, U.S.A.

[FORM OF REVERSE OF RECEIPT]
SUMMARY OF CERTAIN ADDITIONAL PROVISIONS
OF THE DEPOSIT AGREEMENT
(13) Dividends and Distributions in Cash, Shares, etc.  Whenever the Depositary receives confirmation from the Custodian of receipt of any cash dividend or other cash distribution on any Deposited Securities, or receives proceeds from the sale of any Shares, rights, securities or other entitlements under the terms of the Deposit Agreement, the Depositary will, if at the time of receipt thereof any amounts received in a Foreign Currency can in the judgment of the Depositary (pursuant to Section 4.6 of the Deposit Agreement) be converted on a practicable basis into Dollars transferable to the United States, promptly convert or cause to be converted such cash dividend, distribution or proceeds into Dollars (on the terms described in Section 4.6 of the Deposit Agreement) and will distribute promptly the amount thus received (net of (a) the applicable fees and charges of, and expenses incurred by, the Depositary and (b) taxes and governmental charges) to the Holders of record as of the ADS Record Date in proportion to the number of American Depositary Shares held by such Holders respectively as of the ADS Record Date.  The Depositary shall distribute only such amount, however, as can be distributed without attributing to any Holder a fraction of one cent.  Any such fractional amounts shall be rounded to the nearest whole cent and so distributed to Holders entitled thereto.  Holders and Beneficial Owners understand that in converting Foreign Currency, amounts received on conversion are calculated at a rate which exceeds three or four decimal places (the number of decimal places used by the Depositary to report distribution rates).  The excess amount may be retained by the Depositary as an additional cost of conversion, irrespective of any other fees and expenses payable or owing hereunder and shall not be subject to escheatment.  If the Company, the CUFS Depositary, the Custodian or the Depositary is required to withhold and does withhold from any cash dividend or other cash distribution in respect of any Deposited Securities an amount on account of taxes, duties or other governmental charges, the amount distributed to Holders on the American Depositary Shares representing such Deposited Securities shall be reduced accordingly.  Such withheld amounts shall be forwarded by the Company, the Custodian or the Depositary to the relevant governmental authority.  Evidence of payment thereof by the Company shall be forwarded by the Company to the Depositary upon request.  The Depositary will forward to the Company or the CUFS Depositary such information from its records as the Company or CUFS Depositary may reasonably request to enable the Company or the CUFS Depositary to file necessary reports with governmental agencies, such reports necessary to obtain benefits under the applicable tax treaties for the Holders and Beneficial Owners of Receipts.  Any Foreign Currency received by the Depositary shall be converted upon the terms and conditions set forth in the Deposit Agreement.
If any distribution upon any Deposited Securities consists of a dividend in, or free distribution of, CUFS, the Company and/or CUFS Depositary shall cause such CUFS to be deposited with the Custodian and registered, as the case may be, in the name of the Depositary, the Custodian or any of their nominees.  Upon receipt of confirmation of such deposit from the Custodian, the Depositary shall establish the ADS Record Date and shall, subject to Article (9) hereof and Section 5.9 of the Deposit Agreement, either (i) distribute to the Holders as of the ADS Record Date in proportion to the number of American Depositary Shares held as of the ADS Record Date, additional American Depositary Shares, which represent in the aggregate the number of CUFS received as such dividend, or free distribution, subject to the other terms of the Deposit Agreement (including, without limitation, (a) the applicable fees and charges of, and expenses incurred by, the Depositary and (b) taxes and/or governmental charges), or (ii) if additional American Depositary Shares are not so distributed, each American Depositary Share issued and outstanding after the ADS Record Date shall, to the extent permissible by law, thenceforth also represent rights and interests in the additional CUFS distributed upon the Deposited Securities represented thereby (net of (a) the applicable fees and charges of, and expenses incurred by, the Depositary and (b) taxes and governmental charges).  In lieu of Delivering fractional American Depositary Shares, the Depositary shall sell the number of CUFS represented by the aggregate of such fractions and distribute the proceeds upon the terms described in Section 4.1 of the Deposit Agreement.  The Depositary may withhold any such distribution of Receipts if it has not received satisfactory assurances from the Company (including an opinion of counsel to the Company furnished at the expense of the Company) that such distribution does not require registration under the Securities Act or is exempt from registration under the provisions of the Securities Act.  To the extent such distribution may be withheld, the Depositary may dispose of all or a portion of such distribution in such amounts and in such manner, including by public or private sale, as the Depositary deems necessary and practicable, and the Depositary shall distribute the net proceeds of any such sale (after deduction of applicable (a) taxes and/or governmental charges and (b) fees and charges of, and expenses incurred by, the Depositary) to Holders entitled thereto upon the terms described in Section 4.1 of the Deposit Agreement.
Whenever the Company intends to distribute a dividend payable at the election of the holders of CUFS in cash or in additional CUFS, the Company shall give notice thereof to the Depositary at least 30 days prior to the proposed distribution stating whether or not it wishes such elective distribution to be made available to Holders.  Upon receipt of notice indicating that the Company wishes such elective distribution to be made available to Holders, the Depositary shall consult with the Company to determine, and the Company shall assist the Depositary in its determination, whether it is lawful and reasonably practicable to make such elective distribution available to the Holders.  The Depositary shall make such elective distribution available to Holders only if (i) the Company shall have timely requested that the elective distribution is available to Holders of ADRs, (ii) the Depositary shall have determined that such distribution is reasonably practicable and (iii) the Depositary shall have received satisfactory documentation within the terms of Section 5.7 of the Deposit Agreement, without limitation, any legal opinions of counsel in any applicable jurisdiction that the Depositary in its reasonable discretion may request, at the expense of the Company.  If the above conditions are not satisfied, the Depositary shall, to the extent permitted by law, distribute to the Holders, on the basis of the same determination as is made in the local market in respect of the Shares for which no election is made, either (x) cash upon the terms described in Section 4.1 of the Deposit Agreement or (y) additional ADSs representing such additional CUFS upon the terms described in Section 4.2 of the Deposit Agreement.  If the above conditions are satisfied, the Depositary shall establish an ADS Record Date and establish procedures to enable Holders to elect the receipt of the proposed dividend in cash or in additional ADSs.  The Company shall assist the Depositary in establishing such procedures to the extent necessary.  Subject to Article (9) hereof, if a Holder elects to receive the proposed dividend (x) in cash, the dividend shall be distributed upon the terms described in Section 4.1 of the Deposit Agreement, or (y) in ADSs, the dividend shall be distributed upon the terms described in Section 4.2 of the Deposit Agreement.  Nothing herein shall obligate the Depositary to make available to Holders a method to receive the elective dividend in CUFS (rather than ADSs).  There can be no assurance that Holders generally, or any Holder in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of CUFS.
Whenever the Company intends to distribute to the holders of the Deposited Securities rights to subscribe for additional Shares, the Company shall give notice thereof to the Depositary at least 60 days prior to the proposed distribution stating whether or not it wishes such rights to be made available to Holders.  Upon receipt of a notice indicating that the Company wishes such rights to be made available to Holders, the Depositary shall consult with the Company to determine, and the Company shall determine, whether it is lawful and reasonably practicable to make such rights available to the Holders.  The Depositary shall make such rights available to Holders only if (i) the Company shall have timely requested that such rights be made available to Holders, (ii) the Depositary shall have received satisfactory documentation within the terms of Section 5.7 of the Deposit Agreement, and (iii) the Depositary shall have determined that such distribution of rights is lawful and reasonably practicable.  In the event any of the conditions set forth above are not satisfied, the Depositary shall proceed with the sale of the rights as contemplated in the next paragraph or, if timing or market conditions may not permit, do nothing thereby allowing such rights to lapse.  In the event all conditions set forth above are satisfied, the Depositary shall establish an ADS Record Date and establish procedures (x) to distribute such rights (by means of warrants or otherwise) and (y) to enable the Holders to exercise the rights (upon payment of applicable (a) fees and charges of, and expenses incurred by, the Depositary and (b) taxes and/or other governmental charges).  Nothing herein shall obligate the Depositary to make available to the Holders a method to exercise such rights to subscribe for Shares (rather than ADSs).  On the exercise of any rights extended to Holders, the Company shall cause the relevant security, if Shares, to be delivered to the CUFS Depositary on behalf of such exercising Holders with instructions to issue CUFS representing such Shares and deliver them to the Custodian.
If (i) the Company does not timely request the Depositary to make the rights available to Holders or requests that the rights not be made available to Holders, (ii) the Depositary fails to receive satisfactory documentation within the terms of Section 5.7 of the Deposit Agreement or determines it is not lawful or reasonably practicable to make the rights available to Holders, or (iii) any rights made available are not exercised and appear to be about to lapse, the Depositary shall determine whether it is lawful and reasonably practicable to sell such rights, and if it so determines that it is lawful and reasonably practicable, endeavor to sell such rights in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper.  The Company shall assist the Depositary to the extent necessary to determine such legality and practicability.  The Depositary shall, upon such sale, convert and distribute proceeds of such sale (net of applicable (a) fees and charges of, and expenses incurred by, the Depositary and (b) taxes and governmental charges) upon the terms set forth in Section 4.1 of the Deposit Agreement.  Because Irish law presently does not contemplate the issuance of rights in negotiable form and the possibility of such issuance is unlikely, a liquid market for rights may not exist, and this may adversely affect (1) the ability of the Depositary to dispose of such rights or (2) the amount the Depositary would realize upon disposal of rights.

If the Depositary is unable to make any rights available to Holders upon the terms described in Section 4.4(a) or to arrange for the sale of the rights upon the terms described above, the Depositary shall allow such rights to lapse.
The Depositary shall not be responsible for (i) any failure to determine that it may be lawful or practicable to make such rights available to Holders in general or any Holders in particular, (ii) any foreign exchange exposure or loss incurred in connection with such sale, or exercise, or (iii) the content of any materials forwarded to the Holders on behalf of the Company in connection with the rights distribution.
Notwithstanding anything to the contrary in this Article (13) or in Section 4.4 of the Deposit Agreement, if registration (under the Securities Act and/or any other applicable law) of the rights or the securities to which any rights relate may be required in order for the Company to offer such rights or such securities to Holders and to sell the securities represented by such rights, the Depositary will not distribute such rights to the Holders (i) unless and until a registration statement under the Securities Act (and/or such other applicable law) covering such offering is in effect or (ii) unless the Company furnishes to the Depositary at the Company’s own expense opinion(s) of counsel to the Company in the United States and counsel to the Company in any other applicable country in which rights would be distributed, in each case satisfactory to the Depositary, to the effect that the offering and sale of such securities to Holders and Beneficial Owners are exempt from, or do not require registration under, the provisions of the Securities Act or any other applicable laws.  In the event that the Company, the CUFS Depositary, the Depositary or the Custodian shall be required to withhold and does withhold from any distribution of property (including rights) an amount on account of taxes or other governmental charges, the amount distributed to the Holders shall be reduced accordingly.  In the event that the Depositary determines that any distribution in property (including Shares and rights to subscribe therefor) is subject to any tax or other governmental charges which the Depositary is obligated to withhold, the Depositary may dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner, including by public or private sale, as the Depositary deems necessary and practicable to pay any such taxes and charges.
There can be no assurance that Holders generally, or any Holder in particular, will be given the opportunity to exercise rights on the same terms and conditions as the holders of Shares or be able to exercise such rights.  Nothing herein shall obligate the Company to file any registration statement in respect of any rights or Shares or other securities to be acquired upon the exercise of such rights.
Whenever the Company or CUFS Depositary intends to distribute to the holders of Deposited Securities property other than cash, CUFSs or rights to purchase additional Shares (in the form of CUFS), the Company shall give notice thereof to the Depositary at least 30 days prior to the proposed distribution and shall indicate whether or not it wishes such distribution to be made to Holders.  Upon receipt of a notice indicating that the Company wishes such distribution be made to Holders, the Depositary shall determine whether such distribution to Holders is lawful and practicable.  The Depositary shall not make such distribution unless (i) the Company shall have timely requested the Depositary to make such distribution to Holders, (ii) the Depositary shall have received satisfactory documentation within the terms of Section 5.7 of the Deposit Agreement, and (iii) the Depositary shall have determined that such distribution is reasonably practicable.  Upon receipt of satisfactory documentation and the request of the Company to distribute property to Holders and after making the requisite determinations set forth above, the Depositary may distribute the property so received to the Holders of record as of the ADS Record Date, in proportion to the number of ADSs held by such Holders respectively and in such manner as the Depositary may deem practicable for accomplishing such distribution (i) upon receipt of payment or net of the applicable fees and charges of, and expenses incurred by, the Depositary, and (ii) net of any taxes and/or other governmental charges withheld.  The Depositary may dispose of all or a portion of the property so distributed and deposited, in such amounts and in such manner (including public or private sale) as the Depositary may deem practicable or necessary to satisfy any taxes (including applicable interest and penalties) or other governmental charges applicable to the distribution.  If (i) the Company does not request the Depositary to make such distribution to Holders or requests not to make such distribution to Holders, (ii) the Depositary does not receive satisfactory documentation within the terms of Section 5.7 of the Deposit Agreement, or (iii) the Depositary determines that all or a portion of such distribution is not reasonably practicable or feasible, the Depositary shall endeavor to sell or cause such property to be sold in a public or private sale, at such place or places and upon such terms as it may deem proper and shall distribute the net proceeds, if any, of such sale received by the Depositary (net of applicable (a) fees and charges of, and expenses incurred by, the Depositary and (b) taxes and governmental charges) to the Holders as of the ADS Record Date upon the terms of Section 4.1 of the Deposit Agreement.  If the Depositary is unable to sell such property, the Depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration and Holders and Beneficial Owners shall have no rights thereto or arising therefrom.
(14) Fixing of Record Date.  Whenever necessary in connection with any distribution (whether in cash, CUFS, rights or other distribution), or whenever for any reason the Depositary causes a change in the number of CUFS that are represented by each ADS, or whenever the Depositary shall receive notice of any meeting of or solicitation of holders of CUFS (or the Shares underlying such CUFS) or other Deposited Securities, or whenever the Depositary shall find it necessary or convenient, the Depositary shall fix a record date (“ADS Record Date”) as close as practicable to the record date fixed by the Company with respect to the Shares (if applicable) for the determination of the Holders who shall be entitled to receive such distribution, to give instructions for the exercise of voting rights at any such meeting, or to give or withhold such consent, or to receive such notice or solicitation or to otherwise take action, or to exercise the rights of Holders with respect to such changed number of CUFS represented by each ADS or for any other reason.  Subject to applicable law and the terms and conditions of this Receipt and the Deposit Agreement, only the Holders of record at the close of business in New York on such ADS Record Date shall be entitled to receive such distributions, to give such voting instructions, to receive such notice or solicitation, or otherwise take action.
(15) Voting of Deposited Securities.  Subject to the next sentence, as soon as practicable after receipt of notice of any meeting at which the holders of CUFS are entitled to vote, or of solicitation of consents or proxies from holders of CUFS or other Deposited Securities, the Depositary shall fix the ADS Record Date in respect of such meeting or solicitation of consent or proxy.  The Depositary shall, if requested by the Company in writing in a timely manner (the Depositary having no obligation to take any further action if the request shall not have been received by the Depositary at least 30 days prior to the date of such vote or meeting) and at the Company’s expense and provided no U.S. legal prohibitions exist, mail by regular, ordinary mail delivery (or by electronic mail or as otherwise may be agreed between the Company and the Depositary in writing from time to time) or otherwise distribute to Holders as of the ADS Record Date:  (a) such notice of meeting or solicitation of consent or proxy; (b) a statement that the Holders at the close of business on the ADS Record Date will be entitled, subject to any applicable law, the Company’s constituent documents, the requirements of the CUFS Depositary and the provisions of or governing the Deposited Securities (which provisions, if any, shall be summarized in pertinent part by the Company and/or the CUFS Depositary), to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Shares underlying the CUFS or other Deposited Securities represented by such Holder’s American Depositary Shares; and (c) a brief statement as to the manner in which such instructions may be given.  Voting instructions may be given only in respect of a number of American Depositary Shares representing an integral number of CUFS or other Deposited Securities.  Upon the timely receipt of instructions of a Holder on the ADS Record Date of voting instructions in the manner specified by the Depositary, the Depositary shall endeavor, insofar as practicable and permitted under applicable law, the provisions of the Deposit Agreement, the Company’s constituent documents, the requirements of the CUFS Depositary and the provisions of or governing the Deposited Securities, to instruct or cause the Custodian to instruct the CUFS Depositary to vote the Shares underlying the CUFS and/or other Deposited Securities (in person or by proxy) represented by American Depositary Shares evidenced by such Receipt in accordance with such voting instructions.
Neither the Depositary nor the Custodian shall, under any circumstances exercise any discretion as to voting, and neither the Depositary nor the Custodian shall instruct the CUFS Depositary to vote, attempt to exercise the right to vote, or in any way make use of for purposes of establishing a quorum or otherwise, the Shares represented by the CUFS or other Deposited Securities represented by American Depositary Shares except pursuant to and in accordance with such written instructions from Holders.  Shares underlying CUFS or other Deposited Securities represented by ADSs for which no specific voting instructions are received by the Depositary from the Holder shall not be voted.
Notwithstanding the above, save for applicable provisions of Irish law, and in accordance with the terms of Section 5.3 of the Deposit Agreement, the Depositary shall not be liable for any failure to carry out any instructions to vote any of the Deposited Securities or the manner in which such vote is cast or the effect of any such vote.
There can be no assurance that Holders or Beneficial Owners generally or any Holder or Beneficial Owner in particular will receive the notice described above with sufficient time to enable the Holder to return voting instructions to the Depositary, for the Depositary to instruct the CUFS Depositary or for the CUFS Depositary to vote in a timely manner.
(16) Changes Affecting Deposited Securities.  Upon any change in par value, split-up, subdivision cancellation, consolidation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger, amalgamation or consolidation or sale of assets affecting the Company or to which it is otherwise a party, any securities which shall be received by the Depositary or the Custodian in exchange for, or in conversion of or replacement or otherwise in respect of, such Deposited Securities shall, to the extent permitted by law, be treated as new Deposited Securities under the Deposit Agreement, and the Receipts shall, subject to the provisions of the Deposit Agreement and applicable law, evidence American Depositary Shares representing the right to receive such additional securities.  Alternatively, the Depositary may, with the Company’s approval, and shall, if the Company shall so request, subject to the terms of the Deposit Agreement and receipt of an opinion of counsel to the Company, furnished at the expense of the Company, satisfactory to the Depositary that such distributions are not in violation of any applicable laws or regulations, execute and Deliver additional Receipts as in the case of a stock dividend on the Shares underlying the CUFS, or call for the surrender of outstanding Receipts to be exchanged for new Receipts, in either case, as well as in the event of newly deposited CUFS, with necessary modifications to the form of Receipt contained in Exhibit A hereto, specifically describing such new Deposited Securities and/or corporate change.  The Company agrees to, jointly with the Depositary, amend the Registration Statement on Form F-6 as filed with the Commission to permit the issuance of such new form of Receipt.  Notwithstanding the foregoing, in the event that any security so received may not be lawfully distributed to some or all Holders, the Depositary may, with the Company’s approval, and shall, if the Company requests, subject to receipt of an opinion of counsel to the Company, furnished at the expense of the Company, satisfactory to the Depositary that such action is not in violation of any applicable laws or regulations, sell such securities at public or private sale, at such place or places and upon such terms as it may deem proper and may allocate the net proceeds of such sales (net of (a) fees and charges of, and expenses incurred by or charged to, the Depositary and (b) taxes and/or governmental charges) for the account of the Holders otherwise entitled to such securities upon an averaged or other practicable basis without regard to any distinctions among such Holders and distribute the net proceeds so allocated to the extent practicable as in the case of a distribution received in cash pursuant to the Deposit Agreement.  The Depositary shall not be responsible for (i) any failure to determine that it may be lawful or feasible to make such securities available to Holders in general or to any Holder in particular, (ii) any foreign exchange exposure or loss incurred in connection with such sale, or (iii) any liability to the purchaser of such securities.
(17) Exoneration.  Neither the Depositary, the Custodian or the Company shall be obligated to do or perform any act which is inconsistent with the provisions of the Deposit Agreement or shall incur any liability to Holders, Beneficial Owners or any third parties (i) if the Depositary, the Custodian, the CUFS Depositary or the Company or their respective controlling persons or agents shall be prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the Deposit Agreement and this Receipt, by reason of any provision of any present or future law or regulation of the United States or any state thereof, Ireland or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraints or by reason of any provision, present or future of the Company’s constituent documents or any provision of or governing any Deposited Securities, or by reason of any act of God or war or other circumstances beyond its control, (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure), (ii) by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement or in the Company’s constituent documents or provisions of or governing the CUFS or other Deposited Securities, (iii) for any action or inaction of the Depositary, the Custodian, the CUFS Depositary or the Company or their respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting CUFS for deposit, any Holder, any Beneficial Owner or authorized representative thereof, or any other person believed by it in good faith to be competent to give such advice or information, including, without limitation, in determining if a proposed distribution, action or transaction under Article IV of the Deposit Agreement is lawful, (iv) for any inability by a Holder or Beneficial Owner to benefit from any distribution, offering, right or other benefit which is made available to holders of Deposited Securities but is not, under the terms of the Deposit Agreement, made available to Holders of ADS or (v) for any Special Damages for any breach of the terms of the Deposit Agreement or otherwise.  Every Holder and Beneficial Owner agrees to, and shall, indemnify the Depositary, the Company, the Custodian and each and every of their respective officers, directors, employees, agents and Affiliates against, and hold each of them harmless from, any claims with respect to taxes, additions to tax (including applicable interest and penalties thereon) arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for or by such Holder and/or Beneficial Owner.  The Depositary, its controlling persons, its agents, any Custodian and the Company, its controlling persons and its agents may rely and shall be protected in acting upon any written notice, request, opinion or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.  Neither the Depositary nor the Custodian shall be liable for the failure by any Holder or Beneficial Owner to obtain the benefits of credits on the basis of non-U.S. tax paid against such Holder’s or Beneficial Owner’s income tax liability.  No disclaimer of liability under the Securities Act is intended by any provision of the Deposit Agreement.
(18) Standard of Care.  The Company and the Depositary and their respective directors, officers, Affiliates, employees and agents assume no obligation and shall not be subject to any liability under the Deposit Agreement or the Receipts to Holders or Beneficial Owners or other persons (except for the Company’s and the Depositary’s obligations specifically set forth in Section 5.8 of the Deposit Agreement), provided, that the Company and the Depositary and their respective agents agree to perform their respective obligations specifically set forth in the Deposit Agreement without gross negligence or willful misconduct.  Without limitation of the foregoing, neither the Depositary, nor the Company, nor any of their respective controlling persons, directors, officers, Affiliates, employees or agents, shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or in respect of this Receipt, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expenses (including fees and disbursements of counsel) and liabilities be furnished as often as may be required (and no Custodian shall be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the Depositary).  The Depositary and its agents shall not be liable for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any vote is cast (provided that any such action or omission is in good faith) or the effect of any vote.  The Depositary shall not incur any liability for any failure to determine that any distribution or action may be lawful or reasonably practicable, for the content of any information submitted to it by the Company for distribution to the Holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the Deposited Securities, for the validity or worth of the Deposited Securities or for any tax consequences that may result from the ownership of ADSs, CUFS (or the underlying Shares) or Deposited Securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the Deposit Agreement or for the failure or timeliness of any notice from the Company.  The Depositary shall not incur any liability for any action or non action by it in reliance upon the opinion, advice of or information from legal counsel, accountants, any person presenting CUFS for deposit, any Holder or any other person believed by it in good faith to be competent to give such advice or information.  The Depositary and its agents shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises the Depositary performed its obligations without gross negligence or willful misconduct while it acted as Depositary.  The Depositary is under no obligation to provide the Holders and Beneficial Owners with any information about the tax status of the Company.  The Depositary shall not incur any liability for any tax consequences that may be incurred by Holders and Beneficial Owners on account of their ownership of the American Depositary Shares, including without limitation, tax consequences resulting from the Company (or any of its subsidiaries) being treated as a “Passive Foreign Investment Company” (as defined in the U.S.  Internal Revenue Code and the regulations issued thereunder) or otherwise.  In no event shall the Depositary or any of its directors, officers, employees, agents (including, without limitation, its Agents) and/or Affiliates, or any of them, be liable for any Special Damages to the Company, Holders, Beneficial Owners or any other person.
(19) Resignation and Removal of the Depositary; Appointment of Successor Depositary.  The Depositary may at any time resign as Depositary under the Deposit Agreement by written notice of resignation delivered to the Company, such resignation to be effective on the earlier of (i) the 90th day after delivery thereof to the Company (whereupon the Depositary shall, in the event no successor depositary has been appointed by the Company, be entitled to terminate the Deposit Agreement as contemplated under the provisions of the Deposit Agreement), or (ii) upon the appointment by the Company of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement, save that, any amounts, fees, costs or expenses owed to the Depositary under the Deposit Agreement or in accordance with any other agreements otherwise agreed in writing between the Company and the Depositary from time to time shall be paid to the Depositary prior to such resignation.  The Company shall use reasonable efforts to appoint such successor depositary, and give notice to the Depositary of such appointment, not more than 90 days after delivery by the Depositary of written notice of resignation as provided in the Deposit Agreement.  The Depositary may at any time be removed by the Company by written notice of such removal which removal shall be effective on the later of (i) the 90th day after delivery thereof to the Depositary (whereupon the Depositary shall be entitled to terminate the Deposit Agreement as contemplated under the provisions of the Deposit Agreement), or (ii) upon the appointment by the Company of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement save that, any amounts, fees, costs or expenses owed to the Depositary under the Deposit Agreement or in accordance with any other agreements otherwise agreed in writing between the Company and the Depositary from time to time shall be paid to the Depositary prior to such removal.  In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall use its best efforts to appoint a successor depositary which shall be a bank or trust company having an office in the Borough of Manhattan, the City of New York.  The Company shall give notice to the Depositary of the appointment of a successor depositary not more than 90 days after delivery by the Depositary of written notice of resignation or by the Company of removal, each as provided in this Article (19) and the Deposit Agreement.  In the event that a successor depositary is not appointed or notice of the appointment of a successor depositary is not provided by the Company in accordance with the preceding sentence, the Depositary shall be entitled to terminate the Deposit Agreement as contemplated under the provisions of the Deposit Agreement.  Every successor depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor depositary, without any further act or deed (except as required by applicable law), shall become fully vested with all the rights, powers, duties and obligations of its predecessor.  The predecessor depositary, upon payment of all sums due it and on the written request of the Company, shall (i) execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder (other than as contemplated in the Deposit Agreement), (ii) duly assign, transfer and deliver all right, title and interest to the Deposited Securities to such successor, and (iii) deliver to such successor a list of the Holders of all outstanding Receipts and such other information relating to Receipts and Holders thereof as the successor may reasonably request.  Any such successor depositary shall promptly mail notice of its appointment to such Holders.  Any corporation into or with which the Depositary may be merged or consolidated shall be the successor of the Depositary without the execution or filing of any document or any further act.
(20) Amendment/Supplement.  Subject to the terms and conditions of this Article (20), and applicable law, this Receipt and any provisions of the Deposit Agreement may at any time and from time to time be amended or supplemented by written agreement between the Company and the Depositary in any respect which they may deem necessary or desirable without the consent of the Holders or Beneficial Owners.  Any amendment or supplement which shall impose or increase any fees or charges (other than charges in connection with foreign exchange control regulations, and taxes and/or other governmental charges, delivery and other such expenses), or which shall otherwise materially prejudice any substantial existing right of Holders or Beneficial Owners, shall not, however, become effective as to outstanding Receipts until 30 days after notice of such amendment or supplement shall have been given to the Holders of outstanding Receipts.  Notice of any amendment to the Deposit Agreement or form of Receipts shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the Holders identifies a means for Holders and Beneficial Owners to retrieve or receive the text of such amendment (i.e., upon retrieval from the Commission’s, the Depositary’s or the Company’s website or upon request from the Depositary).  The parties hereto agree that any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act or (b) the ADSs or CUFS to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to materially prejudice any substantial rights of Holders or Beneficial Owners.  Every Holder and Beneficial Owner at the time any amendment or supplement so becomes effective shall be deemed, by continuing to hold such ADS, to consent and agree to such amendment or supplement and to be bound by the Deposit Agreement as amended or supplemented thereby.  In no event shall any amendment or supplement impair the right of the Holder to surrender such Receipt and receive therefor the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law.  Notwithstanding the foregoing, if any governmental body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the Receipt at any time in accordance with such changed laws, rules or regulations.  Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance with such laws, or rules or regulations.
(21) Termination.  This Deposit Agreement shall terminate on July 1, 2025, subject to any rescission of such termination as provided herein; provided that the Depositary shall be reimbursed for any amounts, fees, costs or expenses owed to it in accordance with the terms of the Deposit Agreement and in accordance with any other agreements as otherwise agreed in writing between the Company and the Depositary from time to time, before such termination shall take effect; provided further that such termination shall be rescinded if the Company so directs the Depositary in writing prior to such date (such direction, a “Rescission Instruction”), in which event the Depositary shall give notice of such rescission to the Holders of all Receipts then outstanding, and, if such Rescission Instruction fixes a new date for the termination of this Deposit Agreement, such notice shall include such new termination date, and the Deposit Agreement shall terminate on such new termination date (subject to any further Rescission Instruction).  If any Rescission Instruction does not fix a new date for the termination of this Deposit Agreement, then the Depositary shall, at any time thereafter at the written direction of the Company, terminate this Deposit Agreement by mailing notice of such termination to the Holders of all Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination, provided that, the Depositary shall be reimbursed for any amounts, fees, costs or expenses owed to it in accordance with the terms of this Deposit Agreement and in accordance with any other agreements as otherwise agreed in writing between the Company and the Depositary from time to time, before such termination shall take effect.  If 90 days shall have expired after (i) the Depositary shall have delivered to the Company a written notice of its election to resign, or (ii) the Company shall have delivered to the Depositary a written notice of the removal of the Depositary, and in either case a successor depositary shall not have been appointed and accepted its appointment as provided herein and in the Deposit Agreement, the Depositary may terminate the Deposit Agreement by mailing notice of such termination to the Holders of all Receipts then outstanding at least 30 days prior to the date fixed for such termination.  On and after the date of termination of the Deposit Agreement, the Holder will, upon surrender of such Holder’s Receipt at the Principal Office of the Depositary, upon the payment of the charges of the Depositary for the surrender of Receipts referred to in Article (2) hereof and in the Deposit Agreement and subject to the conditions and restrictions therein set forth, and upon payment of any applicable taxes and/or governmental charges, be entitled to delivery, to him or upon his order, of the amount of Deposited Securities represented by such Receipt, or upon instruction by the Company, the corresponding amount of the Shares underlying such Deposited Securities, provided that at the time of the Delivery such Shares are listed (or approved for listing, subject to official notice of issuance) or traded on a recognized securities exchange in the United States.  If any Receipts shall remain outstanding after the date of termination of the Deposit Agreement, the Registrar thereafter shall discontinue the registration of transfers of Receipts, and the Depositary shall suspend the distribution of dividends to the Holders thereof, and shall not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights as provided in the Deposit Agreement, and shall continue to deliver Deposited Securities or Shares underlying such Deposited Securities, subject to the conditions and restrictions set forth in the Deposit Agreement, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Receipts surrendered to the Depositary (after deducting, or charging, as the case may be, in each case the charges of the Depositary for the surrender of a Receipt, any expenses for the account of the Holder in accordance with the terms and conditions of the Deposit Agreement and any applicable taxes and/or governmental charges or assessments).  At any time after the expiration of 30 days from the date of termination of the Deposit Agreement, the Depositary may sell the Deposited Securities or the Shares then held hereunder and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it hereunder, in an unsegregated account, without liability for interest for the pro rata benefit of the Holders of Receipts whose Receipts have not theretofore been surrendered.  After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement with respect to the Receipts, the CUFS and the Shares, Deposited Securities and ADSs, except to account for such net proceeds and other cash (after deducting, or charging, as the case may be, in each case the charges of the Depositary for the surrender of a Receipt, any expenses for the account of the Holder in accordance with the terms and conditions of the Deposit Agreement and any applicable taxes and/or governmental charges or assessments).  Upon the termination of the Deposit Agreement, the Company shall be discharged from all obligations under the Deposit Agreement except as set forth in the Deposit Agreement.  The obligations under the terms of the Deposit Agreement and Receipts of Holders and Beneficial Owners of ADSs outstanding as of the effective date of any termination shall survive such effective date of termination and shall be discharged only when the applicable ADSs are presented by their Holders to the Depositary for cancellation under the terms of the Deposit Agreement and the Holders have each satisfied any and all of their obligations hereunder (including, but not limited to, any payment and/or reimbursement obligations which relate to prior to the effective date of termination but which payment and/or reimbursement is claimed after such effective date of termination).
(22) Compliance with U.S. Securities Laws; Regulatory Compliance.  Notwithstanding any provisions in this Receipt or the Deposit Agreement to the contrary, the withdrawal or delivery of Deposited Securities will not be suspended by the Company or the Depositary except as would be permitted by Instruction I.A.(1) of the General Instructions to the Form F-6 Registration Statement, as amended from time to time, under the Securities Act.
(23) Certain Rights of the Depositary; Limitations.  Subject to the further terms and provisions of this Article (23), the Depositary, its Affiliates and their agents, on their own behalf, may own and deal in any class of securities of the Company and its Affiliates and in ADSs.  The Depositary may issue ADSs against evidence of rights to receive CUFSs from the CUFF Depositary or Shares from the Company or any agent of the CUFF Depositary or Company or any custodian, registrar, transfer agent, clearing agency or other entity involved in ownership or transaction records in respect of the CUFS or Shares.  In its capacity as Depositary, the Depositary may (i) issue ADSs prior to the receipt of CUFS (each such transaction a “Pre-Release Transaction”) pursuant to Section 2.3 of the Deposit Agreement and (ii) deliver CUFS upon the receipt and cancellation of ADSs that were issued in a Pre-Release Transaction, but for which CUFS may not have been received.  The Depositary may receive ADSs in lieu of CUFS under (i) above and receive CUFS in lieu of ADSs under (ii) above.  Each such Pre-Release Transaction will be (a) subject to a written agreement whereby the person or entity (the “Applicant”) to whom ADSs or CUFS are to be Delivered (1) represents that at the time of the Pre-Release Transaction the Applicant or its customer owns the CUFS or ADSs that are to be Delivered by the Applicant under such Pre-Release Transaction, (2) agrees to indicate the Depositary as owner of such CUFS or ADSs in its records and to hold such CUFS or ADSs in trust for the Depositary until such CUFS or ADSs are delivered to the Depositary or the Custodian, (3) unconditionally guarantees to deliver to the Depositary or the Custodian, as applicable, such CUFS or ADSs and (4) agrees to any additional restrictions or requirements that the Depositary deems appropriate; (b) at all times fully collateralized with cash, U.S. government securities or such other collateral as the Depositary deems appropriate; (c) terminable by the Depositary on not more than five (5) Business Days’ notice; and (d) subject to such further indemnities and credit regulations as the Depositary deems appropriate.  The Depositary will normally limit the number of ADSs and CUFS involved in such Pre-Release Transactions at any one time to thirty percent (30%) of the ADSs outstanding (without giving effect to ADSs outstanding under (i) above), provided, however, that the Depositary reserves the right to disregard such limit from time to time as it deems appropriate.  The Depositary may also set limits with respect to the number of ADSs and CUFS involved in Pre-Release Transactions with any one person on a case by case basis as it deems appropriate.  The Depositary may retain for its own account any compensation received by it in conjunction with the foregoing.  Collateral provided pursuant to (b) above, but not earnings thereon, shall be held for the benefit of the Holders (other than the Applicant).
(24) Ownership Restrictions.  Holders and Beneficial Owners shall comply with any limitations on ownership of CUFS, Shares under the constituent documents of the Company or applicable law as if they held the number of CUFS their ADSs represent.  The Company shall inform the Holders, Beneficial Owners and the Depositary of any such ownership restrictions in place from time to time.
(25) Waiver; Jurisdiction.  EACH PARTY TO THE DEPOSIT AGREEMENT (INCLUDING, FOR AVOIDANCE OF DOUBT, EACH HOLDER AND BENEFICIAL OWNER AND/OR HOLDER OF INTERESTS IN ADRS) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING AGAINST THE DEPOSITARY AND/OR THE COMPANY DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE CUFS OR OTHER DEPOSITED SECURITIES, THE ADSs OR THE ADRs, THE DEPOSIT AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN OR THEREIN, OR THE BREACH HEREOF OR THEREOF (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR ANY OTHER THEORY).
By holding a Receipt or American Depositary Share or an interest therein, Holders and Beneficial Owners each unconditionally and irrevocably agree that any legal suit, action or proceeding against or involving the Company or the Depositary, arising out of or based upon this Deposit Agreement or the transactions contemplated hereby, may only be instituted in a state or federal court in New York, New York, and by holding a Receipt or American Depositary Share or an interest therein each irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.
(26) Summary in Respect of CHESS and CUFS.  The American Depositary Shares represent deposited CUFS.  The following is a summary description of CHESS and CUFS as prepared by the Company:

CHESS
CHESS facilitates the transfer of legal title and settlement of market transactions in Australia with an electronic subregister system.  CHESS, insofar as it facilitates settlement of transactions in respect of CUFS, is operated by ASX Settlement Pty Limited (herein called ASX Settlement) and allows title to be validly transferred electronically by virtue of provisions in the Australian Corporations Act 2001 (herein called the Australian Corporations Act) and the ASX Settlement Rules.  Shares of the Company cannot be directly transferred and held through CHESS, but may be transferred and held indirectly in CHESS through the issue of CUFS.
CUFS
CUFS are a unit of beneficial ownership in a security of a foreign issuer, registered in the name of the depositary nominee.  The depositary nominee for the Company is CHESS Depositary Nominees Pty Limited (herein called the CUFS Depositary).  The CUFS Depositary is a subsidiary of ASX Limited (herein called the ASX).  The principal executive office of the CUFS Depositary is located as of the date of the Deposit Agreement at Level 8, 20 Bridge Street, Sydney NSW 2000, Australia.
The Articles of Association of the Company, together with the laws of Ireland where the Company is incorporated, contain certain provisions that are relevant to CUFS holders, including, without limitation, any provisions therein relating to substantial shareholdings and any provisions therein relating to a change in control of the Company.  In addition, the terms and conditions relating to CUFS are determined in accordance with the Australian Corporations Act and the ASX Settlement Rules.  Those principal terms and conditions are briefly described as follows:

(i)	Title to CUFS
Each CUFS represents a unit of beneficial ownership in one Share. Legal title to the underlying Shares will be held by the CUFS Depositary on behalf and for the benefit of CUFS holders.
(ii)	Voting
CUFS holders are entitled to direct the CUFS Depositary as to how to exercise the voting rights with respect to the underlying Shares represented by the CUFS.
(iii)	Economic Entitlements

CUFS holders are entitled to receive from the Company directly all dividends, bonus issues, rights issues and any other economic entitlements in respect of the underlying Shares represented by the CUFS as if they were the legal owners of the Shares, to the extent permitted by the laws of the place of the Company’s incorporation.

(iv)	Fees

The CUFS Depositary shall charge no fees or expenses to the CUFS holder for its services.  In the event fees or expenses are accrued in connection with the services provided by the CUFS Depositary, such fees and expenses shall be paid by the Company to the CUFS Depositary.

(v)	Immobilization of Shares

The certificate issued to the CUFS Depositary as evidence of its legal title to Shares is held by the Company for safekeeping.  The CUFS Depositary may not create any interest (including a security interest) which is inconsistent with its title to the Shares and the interests of the holders of CUFS in respect of Shares unless authorized by the ASX Settlement Rules.

(vi)	Evidence of Ownership

The holders of CUFS will not receive physical certificates.  The Company will register the Shares in the name of the CUFS Depositary and the CUFS Depositary will create uncertificated CUFS holdings in the names of the holders.  Statements of beneficial ownership will be issued to all CUFS holders, including to the Custodian, on behalf of holders of Receipts.

CUFS holders who are sponsored by brokers or non-brokers that participate in CHESS will receive periodic Holding Statements.  The Custodian, as a sponsored CUFS holder, shall receive periodic Holding Statements.  ASX Settlement will issue the Holding Statements on behalf of the CUFS Depositary.  CUFS holders who are sponsored by the Company will receive uncertificated holding statements from the Company’s Australian registry on behalf of the CUFS Depositary.

(vii)	Converting CUFS to Shares

A holder of CUFS in CHESS who wishes to convert CUFS to Shares of the Company can do so by instructing its sponsoring CHESS participant (i.e., broker or non-broker participant).  The participant transmits a CHESS message to the Company’s registry instructing the registry to transfer the Shares from the CUFS Depositary into the name of the holder.  The transfer is effected by a written instrument signed by the CUFS Depositary, as transferor, and the CUFS holder, as transferee, to which instrument the Company is a signatory or which instrument is served upon, or acknowledged by, the Company.  The Company will then record the holder as registered owner of the Shares on the shareholder register and will, if required, issue a certificate to the holder.  Holders should note that Shares (as opposed to CUFS) cannot be held or transferred on the ASX via CHESS.

Holders of Shares who wish to convert Shares back to CUFS in CHESS, can do so by lodging the Share certificate, if applicable, with their sponsoring CHESS participant and signing the seller side of an Australian standard transfer form.  The participant lodges the Share certificate and transfer form with the Company’s registry and transmits a CHESS message to the Company’s registry instructing the registry to establish a CHESS holding.  The registry then transfers the securities from the holder’s name into the name of the CUFS Depositary and establishes a CUFS holding in the name of the holder.  ASX Settlement, on behalf of the CUFS Depositary, issues a Holding Statement to the CUFS holders.

(ASSIGNMENT AND TRANSFER SIGNATURE LINES)
FOR VALUE RECEIVED, the undersigned Holder hereby sell(s), assign(s) and transfer(s) unto  whose taxpayer identification number is  and whose address including postal zip code is , the within Receipt and all rights thereunder, hereby irrevocably constituting and appointing  attorney-in-fact to transfer said Receipt on the books of the Depositary with full power of substitution in the premises.
Dated:
Name:
By:
Title:

NOTICE:  The signature of the Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.
If the endorsement be executed by an attorney, executor, administrator, trustee or guardian, the person executing the endorsement must give his/her full title in such capacity and proper evidence of authority to act in such capacity, if not on file with the Depositary, must be forwarded with this Receipt.
SIGNATURE GUARANTEED